EXHIBIT 1


SECURITIES AND EXCHANGE COMMISSION
(Release No. 35 - ______)

Filings Under the Public Utility Holding Company Act of 1935
("Act")

__________, 1996

          Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declarations(s) and any amendment(s) thereto is/are available for public inspection through the Commission's Office of Public Reference.
          Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __________, 1996 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

Central and South West Corporation, et al. (70-8133)

          Central and South West Corporation, a Delaware corporation ("CSW") and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), CSW Energy, Inc., a Texas corporation and a wholly-owned subsidiary of CSW ("Energy"), CSW Development-I, Inc., a Delaware corporation and a wholly-owned subsidiary of Energy ("Energy Sub"), Orange Cogeneration GP II, Inc., a Delaware corporation and a subsidiary of Energy Sub ("Orange GP Sub"), CSW Orange II, Inc., a Delaware corporation and a wholly-owned subsidiary of Energy Sub ("Orange LP Sub"), Orange Cogeneration G.P., Inc., a Delaware corporation and a wholly-owned subsidiary of Orange GP Sub ("JV Sub"), CSW Orange, Inc., a Delaware corporation and a wholly-owned subsidiary of Orange LP Sub ("CSWO"), Orange Cogeneration Limited Partnership, a Delaware limited partnership and a subsidiary of JV Sub and CSWO (the "Project Venture" and collectively with CSW, Energy, Energy Sub, Orange GP Sub, Orange LP Sub, JV Sub and CSWO, the "Applicants"), have filed a post-effective amendment to the Application-Declaration in File No. 70-8133 (the "Application-Declaration") to amend the Application-Declaration as follows.
          By order dated April 15, 1993 (HCAR No. 25796), the Commission authorized the then existing Applicants to form CSWO, JV Sub and the Project Venture and to purchase the Orange Cogeneration Project (the "Project") from certain third parties. The Commission also authorized the then existing Applicants to incur certain development expenses not to exceed $7 million in connection with the Project.
          By order dated February 9, 1994 (HCAR No. 25988), the Commission authorized the then existing Applicants to obtain a credit facility (the "Credit Facility") for the construction and operation of the Project in an amount up to $140 million. The Commission also authorized an investment in the Project Venture by a third party (the "New Limited Partner") in lieu of term financing for the Project. The then existing Applicants were authorized to advance certain funds, in the event the Project Venture was unable to obtain third party Project financing prior to the start of Project construction, in the form of loans, open account advances or additional equity contributions to the Project Venture from Energy in an aggregate amount not to exceed $125 million. In addition, the Commission authorized the issuance of corporate guaranties by the then existing Applicants or stand-by letters of credit with the then existing Applicants as account party in an amount not to exceed $50 million, such guaranties or letters of credit to support payment obligations of the Project Venture required by the provider of third party financing for the Project or fuel suppliers, fuel transportation or other third parties under various project agreements.
          By order dated September 12, 1994 (HCAR No. 26122), the Commission authorized the then existing Applicants to organize Orange GP Sub and Orange LP Sub and for Orange LP Sub to be assigned the stock of CSWO held by Energy Sub and Orange GP Sub to be assigned the stock of JV Sub held by Energy Sub.
          The Applicants now seek a supplemental order of the Commission under Sections 6(a), 7, 9(a), 10 and 12(b) of the Act, and Rules 43, 45 and 51 thereunder, additionally authorizing the following actions by the Applicants: (i) the organization of a wholly-owned subsidiary of the Project Venture ("OCLP Sub"), including the sale of the securities of OCLP Sub by it to the Project Venture and the acquisition of such securities by the Project Venture; (ii) as an option to all or any portion of the Credit Facility, the issuance by OCLP Sub of certain debt securities (the "Orange Securities") in an aggregate principal amount up to $140 million to third parties in reliance on exemptions to the registration of the Orange Securities under the Securities Act of 1933, as amended, including such exemptions available under Rule 144A thereunder, which third parties will have no recourse under the Orange Securities to CSW or any of its domestic public utility subsidiaries; (iii) the loan by OCLP Sub to the Project Venture of the proceeds of the Orange Securities received by OCLP Sub; (iv) the guarantee by the Project Venture, JV Sub, CSWO, Orange GP Sub and Orange LP Sub of OCLP Sub's obligations under the Orange Securities; and (v) the pledge by each of the Project Venture, JV Sub, CSWO, Orange GP Sub and Orange LP Sub of substantially all of its respective assets, including the partnership interests in the Project Venture held by JV Sub and CSWO, the securities of JV Sub held by Orange GP Sub and the securities of CSWO held by Orange LP Sub.
          It is proposed that the Project Venture form OCLP Sub, which the Applicants anticipate will be incorporated under the laws of the State of Delaware with an authorized capital of up to 1,000 shares of common stock without par value. The Project Venture would subscribe to all of OCLP Sub's common stock, upon approval of the Commission of such investment. The organization of OCLP Sub upon the terms described above will comply with Sections 9(a) and 10 of the Act, and the Project Venture seeks authority from the Commission to undertake such transactions.
          In the event OCLP Sub is formed, CSW, Energy, Energy Sub, Orange GP Sub, Orange LP Sub, JV Sub, CSWO and the Project Venture hereby request authority to include OCLP Sub in the flow of funds for equity contributions, open account advances and intercompany loans on the terms and in the manner authorized by the prior orders of the Commission in this File No. 70-8133.
          The Applicants seek to organize OCLP Sub to facilitate the procurement of permanent financing for the Project. It is desirable that the issuer of the debt securities (as more particularly described below), the proceeds of which will provide such permanent financing for the Project, be an entity for which the possibility of bankruptcy is remote, and the ownership structure proposed in the Application-Declaration is the method presently used in the securities market to finance a privately-owned nonutility project, such as the Project.
          In lieu of the term loan financing previously authorized in this file, the permanent financing of the Project may be obtained by the Applicants through the issuance by OCLP Sub of the Orange Securities to third parties in reliance on exemptions to the registration of the Orange Securities under the Securities Act of 1933, as amended, including such exemptions available under Rule 144A thereunder. It is anticipated that OCLP Sub would loan to the Project Venture the proceeds of the Orange Securities received by OCLP Sub (the "OCLP Sub Loan"). The OCLP Sub Loan would be on substantially the same terms as the Orange Securities, which terms would be established by OCLP Sub and the purchasers of the Orange Securities in an "arm's-length" transaction in accordance with market expectations and requirements, to ensure that OCLP Sub will be able to make the debt payments required with respect to the Orange Securities. The Project Venture would distribute the proceeds of the OCLP Sub Loan to its partners, including JV Sub and CSWO, to reimburse such partners for costs and risks incurred by such partners in connection with the development and construction of the Project. The Applicants also request authorization for the Project Venture to distribute the proceeds of the term loan previously authorized by the Commission to its partners, including JV Sub and CSWO, to reimburse such partners for costs and risks incurred by such partners in connection with the development and construction of the Project.
          It is anticipated that the Project Venture, JV Sub, CSWO, Orange GP Sub and Orange LP Sub may be required by the third party providers of the Credit Facility or the purchasers of the Orange Securities (collectively, the "Project Lenders") to guarantee OCLP Sub's obligations under the Orange Securities. In connection with such guarantee, each of the Project Venture, JV Sub, CSWO, Orange GP Sub and Orange LP Sub may be required to pledge or assign as collateral substantially all of its respective assets, including the partnership interests in the Project Venture held by JV Sub and CSWO, the securities of JV Sub held by Orange GP Sub and the securities of CSWO held by Orange LP Sub. The Applicants believe that the Project Lenders may require each such guarantee, pledge and collateral assignment described above, and that such requirement is consistent with ordinary market practices for financings of privately-held nonutility projects such as the Project. No fees or interest will be payable to the Project Venture, JV Sub, CSWO, Orange GP Sub or Orange LP Sub in respect of such guarantees, pledges or collateral assignments.
          For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                    Jonathan G. Katz
                                    Secretary